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Exhibit 99.1

Cimarex Reports Third Quarter Results

        DENVER—(BUSINESS WIRE)—November 15, 2002—Cimarex Energy Co. (NYSE: XEC) today announced financial and operating results for the third quarter and first nine months of 2002.

Introduction

        On September 30, 2002, Cimarex was spun-off from Tulsa-based Helmerich & Payne, Inc. (H&P) and became a stand-alone company. The spin off was accomplished in the form of a dividend of approximately 26.6 million common shares of Cimarex distributed pro rata to the common stockholders of H&P. Also on that date, pursuant to a merger agreement, Cimarex acquired 100 percent of the outstanding common stock of Denver-based Key Production Company, Inc. in a tax-free exchange of one Cimarex common share for each of the approximately 14.1 million common shares of Key outstanding. The acquisition of Key by Cimarex has been accounted for using the purchase method of accounting and is reflected in the accompanying balance sheet of Cimarex but not in the results of operations for any period presented because the acquisition occurred on the last day of the quarter.

        On September 30, 2002, the newly formed Cimarex Board of Directors voted to change the fiscal year of Cimarex from September 30 to December 31. A transition report was filed with the Securities and Exchange Commission (SEC) on November 14, 2002 on Form 10-Q for the quarter ended December 31, 2001. In addition, a conventional quarterly report on Form 10-Q has been filed for Cimarex for the three months and nine months ended September 30, 2002 that includes in its footnotes unaudited pro forma combined financial information as if the acquisition of Key had occurred at the beginning of the periods presented.

Third Quarter 2002

        For the third quarter of 2002, Cimarex reported net income of $9.9 million, or $0.37 per share, based on 26.7 million weighted average diluted shares outstanding (all per share amounts are on a diluted basis). This compares to a net loss in the third quarter of 2001 of $43.6 million, or $1.64 per share, which was impacted by a $78.1 million reduction to the carrying value of oil and gas properties pursuant to the ceiling test limitation under full cost accounting.

        Revenues in the third quarter of 2002 were $32.5 million compared to $32.6 million in the same period of 2001. Operating cash flow before changes in working capital for the third quarter of 2002 was $23.8 million, or $0.89 per share, versus $28.3 million, or $1.06 per share, in the same period of 2001. Revenues and cash flow in the third quarter of 2002 were negatively impacted by a six percent decline in equivalent production volumes, offset by a seven percent increase in gas prices.

        Total gas and oil production volumes for Cimarex (excluding Key's properties) averaged 114.9 million cubic feet equivalent (MMcfe) per day during the third quarter of 2002 versus 122.5 MMcfe per day a year earlier. The accompanying tables detail quarterly and year-to-date production volumes and average realized prices.

        Capital expenditures for exploration and development (exclusive of Key's activities) during the third quarter of 2002 totaled $20.8 million, down from $26.4 million a year earlier. Reduced capital expenditures reflect a lower level of budgeted expenditures by H&P stemming from its planned spin off of Cimarex and generally lower commodity prices during 2002 compared to 2001.

Year-to-Date 2002

        For the first nine months of 2002, Cimarex reported net income of $24 million, or $0.90 per share. This compares to net income in the first nine months of 2001 of $7.7 million, or $0.29 per share.

        Revenues for the first nine months of 2002 were $90.1 million. For the same period of 2001, revenues were $160.4 million. Operating cash flow before changes in working capital decreased to $65.1 million, or $2.44 per share, in the nine months ended September 30, 2002, from $108.9 million, or $4.10 per share, in the same period of 2001. The decreases reflect 42 percent lower gas prices, nine percent lower oil prices, and ten percent lower production volumes.

        Capital expenditures for the first nine months of 2002 (excluding the acquisition of Key) were $45.9 million, down from $75.2 million during the first three quarters of 2001.

Facts related to the acquisition of Key

        On September 30, 2002, Cimarex acquired 100 percent of the outstanding common stock of Key in a tax-free exchange. Total proved reserves of Key at the date of the acquisition were 91.3 billion cubic feet (Bcf) of gas and 9.7 million barrels of oil, or approximately 150 Bcf equivalent. Of total proved reserves, 99 percent were classified as proved developed.

        The acquisition has been accounted for using the purchase method of accounting. The following table shows the preliminary calculation and allocation of the purchase price of Key by Cimarex on September 30, 2002. The final amounts are subject to change based on the actual fair value of assets acquired and liabilities assumed. Additional information pertaining thereto may be found in the Cimarex Form 10-Q filed on November 14, 2002:

(in thousands, except share and per share data)
Shares of Cimarex common stock issued to Key shareholders	14,079,243
Average Key stock price per share	$15.96

Fair value of Cimarex common stock issued	$224,705
Plus—Fair value of Key options assumed by Cimarex	7,492
Plus—Estimated direct merger costs to be incurred by Cimarex	4,900

Total purchase price	237,097
Plus—Fair value of liabilities assumed:
Current liabilities	31,382
Long-term debt	36,000
Deferred income tax liability	68,909
Other long term liabilities	348
Less—Fair value of non oil and gas assets:
Cash and cash equivalents	(2,135)
Accounts receivable	(18,085)
Inventory and other assets	(3,252)
Unearned compensation	(158)
Less—Fair value of property and equipment:
Proved oil and gas properties	(284,996)
Unproved oil and gas properties	(12,144)

Residual purchase price allocated to non-amortizable goodwill	$52,966

Conference call and web cast

        The third quarter earnings conference call has been scheduled for 9 a.m. Mountain Time (11 a.m. Eastern), Friday, November 15, 2002. Interested parties in the U.S. and Canada may access the call by dialing (800) 881-5262 and requesting the Cimarex Energy Co. teleconference. In addition, a listen-only web cast of the call will be provided at www.cimarex.com. Please go to the website at least ten minutes early to register and to download any necessary audio software. If you are unable to participate in the live broadcast of the call, an audio replay will be available through November 22, 2002 by dialing (800) 642-1687 and entering conference code 6643425.

        Cimarex Energy Co. is an independent natural gas and crude oil exploration and production company with operations focused in the Mid-Continent and Gulf Coast regions of the U.S.

        This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current view with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic report on Form 10-Q filed for the quarter ended September 30, 2002, with the Securities and Exchange Commission.

PRICE AND PRODUCTION DATA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Gas production:
Total production—MMcf	9,378	10,154	28,386	31,677
Gas volume—MMcf per day	101.9	110.4	104.0	116.0
Gas price—per Mcf	$2.84	$2.65	$2.60	$4.50
Oil production:
Total production—barrels	198,179	186,706	567,274	588,135
Oil volume—barrels per day	2,154	2,029	2,078	2,154
Oil price—per barrel	$24.58	$25.63	$24.36	$26.64

INCOME STATEMENTS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands, except per share data)
Revenues:
Natural gas sales	$26,626	$26,910	$73,695	$142,427
Oil sales	4,870	4,786	13,816	15,668
Gas marketing, net	182	282	574	759
Other	869	646	2,020	1,542

	32,547	32,624	90,105	160,396

Operating expenses:
Depreciation, depletion and amortization	10,158	14,349	28,145	40,222
Reduction to carrying value of gas and oil properties	—	78,082	—	78,082
Production costs	4,015	3,648	11,671	10,453
Production, property and other taxes	2,733	3,719	8,360	14,771
General and administrative	1,699	2,565	4,868	7,690
Interest expense	(12)	762	70	(1,616)

	18,593	103,125	53,114	149,602

Income (loss) before income taxes	13,954	(70,501)	36,991	10,794
Income tax expense (benefit)	4,024	(26,865)	12,959	3,123

Net income (loss)	$9,930	$(43,636)	$24,032	$7,671

Earnings (loss) per share:
Basic	$0.37	$(1.64)	$0.90	$0.29

Diluted	$0.37	$(1.64)	$0.90	$0.29

Weighted average basic shares outstanding	26,745	26,591	26,643	26,591

Weighted average diluted shares outstanding	26,749	26,591	26,644	26,591

CASH FLOW STATEMENTS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands)		(In thousands)
Cash flows from operating activities:
Net income (loss)	$9,930	$(43,636)	24,032	$7,671
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	10,158	14,349	28,145	40,222
Reduction to carrying value of oil and gas properties	—	78,082	—	78,082
Deferred income taxes	3,997	(20,491)	12,929	(17,014)
Other	(240)	(15)	(22)	(34)
Changes in operating assets and liabilities, net of effects of the acquisition of Key Production Company, Inc.
(Increase) decrease in accounts receivable	4,456	2,464	(2,480)	18,998
(Increase) decrease in inventories	541	2,419	1,199	(987)
Decrease in other assets	2,510	106	1,326	4,852
Increase in accounts payable	1,594	2,727	4,700	916
Increase (decrease) in accrued liabilities	2,807	(3,982)	1,944	(4,635)
Increase (decrease) in other liabilities	(147)	(101)	(144)	82

Net cash provided by operating activities	35,606	31,922	71,629	128,153

Cash flows from investing activities:
Capital expenditures	(20,797)	(26,355)	(45,918)	(75,193)
Merger related costs	(1,209)	—	(4,900)	—
Cash received in connection with acquisition of Key	2,135	—	2,135	—
Proceeds from sale of assets	—	26	—	206
Other capital expenditures	(59)	—	(902)	—

Net cash used by investing activities	(19,930)	(26,329)	(49,585)	(74,987)

Cash flows from financing activities:
Net distributions from (contributions to) Helmerich & Payne, Inc.	—	(5,593)	—	(53,166)
Change in amount due (to) from Helmerich & Payne, Inc.	(3,553)	—	(13,908)	—

Net cash used by financing activities	(3,553)	(5,593)	(13,908)	(53,166)

Net increase in cash and cash equivalents	12,123	—	8,136	—
Cash and cash equivalents at beginning of period	3,183	—	7,170	—

Cash and cash equivalents at end of period	$15,306	$—	15,306	$—

BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$15,306	$7,170
Accounts receivable, net	43,660	23,096
Receivable from Helmerich & Payne, Inc.	819	—
Inventories	4,557	4,840
Other current assets	1,559	2,316

	65,901	37,422

Property and equipment, under the full cost method:
Proved properties	1,150,150	801,248
Unproved properties and properties under development, not being amortized	20,708	26,829

	1,170,858	828,077
Less—accumulated depreciation, depletion and amortization	(645,173)	(617,676)

	525,685	210,401

Office equipment, other fixed assets and other assets, net	6,185	4,143

Non-amortizable goodwill	52,966	—

	$650,737	$251,966

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$19,272	$6,292
Accrued liabilities	41,275	18,700
Due to Helmerich & Payne, Inc.	—	13,089

	60,547	38,081

Long-term debt	36,000	—

Deferred income taxes	124,092	37,286

Other liabilities	1,721	1,517

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 40,707,779 and 26,591,321 shares issued and outstanding, respectively	407	266
Paid-in capital	232,212	—
Unearned compensation	(315)	—
Retained earnings	196,073	174,816

	428,377	175,082

	$650,737	$251,966

PRO FORMA OPERATIONS AND PRODUCTION INFORMATION

        The following unaudited pro forma financial information presents the combined results of Cimarex and Key, and was prepared as if the acquisition had occurred at the beginning of the periods presented. The pro forma data presented is based on numerous assumptions and is not necessarily indicative of future results of operations. Included in the pro forma results for the three and nine months ended September 30, 2002 are $5.8 million and $11.0 million, respectively, of nonrecurring general and administrative costs for merger and severance related expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
	(In thousands, except per share amounts or as indicated)
Gas and oil sales	$51,899	$52,999	$145,707	$248,998
Gas marketing, net	182	282	575	759
Other income	898	708	2,213	1,781

	52,979	53,989	148,495	251,538

Depreciation, depletion, and amortization	22,759	25,564	66,578	78,272
Reduction to carrying value of gas and oil properties	—	148,946	—	148,946
Production costs	7,713	7,864	23,069	22,076
Production, property and other taxes	4,389	5,510	12,991	21,679
General and administrative	9,720	3,689	20,673	10,512
Interest expense	200	918	742	(924)

	44,781	192,491	124,053	280,561

Income (loss) before income taxes	8,198	(138,502)	24,442	(29,023)
Income tax expense (benefit)	1,540	(53,046)	8,010	(12,556)

Net income (loss)	$6,658	$(85,456)	$16,432	$(16,467)

Basic earnings per share	$0.16	$(2.10)	$0.40	$(0.40)

Diluted earnings per share	$0.16	$(2.10)	$0.40	$(0.40)

Weighted average basic shares outstanding	40,708	40,708	40,708	40,708

Weighted average diluted shares outstanding	41,077	40,708	41,077	40,708

Daily gas production (MMcf)	141	157	146	160

Daily oil production (Bbl)	6,443	6,113	6,289	6,358

Average gas price (Mcf)	$2.82	$2.69	$2.62	$4.64

Average oil price (Bbl)	$25.35	$24.79	$23.48	$26.04

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  Exhibit 99.1